Exhibit 8.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4471 tel 212 701 5471 fax

April 1, 2021

Re:	U.S. Federal Income Tax Considerations

Silver Spike Acquisition Corp.
660 Madison Ave., Suite 1600
New York, NY 10065

Ladies and Gentlemen:

We have acted as counsel to Silver Spike Acquisition Corp., a Cayman Islands exempted company (“Silver Spike”) in connection with (i) the transactions contemplated by the agreement and plan of merger, dated as of December 10, 2020 (as amended or modified from time to time, the “merger agreement”), by and among Silver Spike, Silver Spike Merger Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Silver Spike, WM Holding Company, LLC, a Delaware limited liability company, and Ghost Media Group, LLC, a Nevada limited liability company, solely in its capacity as the initial holder representative (the “business combination”) and (ii) the proposal to change Silver Spike’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “domestication”).  Assuming the domestication proposal is approved, the domestication will be effectuated prior to the closing of the business combination.  Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-252186) of Silver Spike on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the merger agreement; and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.

Silver Spike Acquisition Corp.	2	March 11, 2021

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the domestication will be consummated in the manner described in the Registration Statement and the business combination will be consummated in the manner described in the Registration Statement and the merger agreement, each will be effective under applicable law, and none of the terms or conditions contained in either the Registration Statement or the merger agreement will be waived or modified and (ii) the facts relating to (A) the domestication are accurately and completely reflected in the Registration Statement and (B) the business combination are accurately and completely reflected in the Registration Statement and the merger agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations” constitute the opinion of Davis Polk & Wardwell LLP as to the material U.S. federal income tax consequences of (i) the ownership and disposition of Class A ordinary shares and warrants following the initial business combination (as defined in the Registration Statement) in the event that the Domestication Proposal is not approved and the domestication does not occur, (ii) the domestication, (iii) an exercise of redemption rights generally applicable to holders of Class A ordinary shares or warrants or Class A common stock or New WMH warrants and (iv) the ownership and disposition of Class A common stock following the domestication and the business combination.

This opinion is being delivered prior to the consummation of the business combination and the domestication and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP